EXHIBIT 99.1

        The Knot Reports Second Quarter and Six Month Results;
              Company's Online Advertising Revenue up 43%

    NEW YORK--(BUSINESS WIRE)--Aug. 12, 2004--

           Conference Call Today at 4:30 Interactive Dial in
                  800-638-7172, 10 Minutes in Advance

    The Knot, Inc. (OTCBB: KNOT.OB, www.theknot.com), one of the world's leading wedding media and services companies, providing today's to-be-weds with comprehensive wedding planning information, interactive tools and other resources including extensive online wedding-related shopping, today reported financial results for its second quarter and six months ended June 30, 2004.

    Second Quarter 2004 Results

    For the second quarter ended June 30, 2004, The Knot reported net revenues of $10.9 million up from net revenues of $10.1 million for the second quarter of 2003. The major contributors to the higher revenues were increased advertising revenue from national and local online programs, which were up 43% and publishing revenues that rose 22% over the prior year due, in part, to the timing of publications in certain local markets.
    "Our active membership, representing a significant percentage of all couples having a wedding in the next 12 to 18 months, is a very compelling target for advertisers," explained David Liu, CEO of The Knot. "On average, our members visit our site seven times a month and stay for over 16 minutes during each visit, which provides our advertisers with frequent opportunities to capture the attention of a prime audience that has a finite time to spend a significant wedding budget."
    The Knot reported net income for the second quarter of 2004 of $182,000, or $0.01 per basic and diluted share as compared to net income of $772,000 or $0.04 per basic and diluted share in the second quarter of 2003. Total operating expenses for the second quarter increased to $7.6 million from $6.1 million in the prior year as The Knot continued to invest in additional personnel and other resources to support its growth strategy. In addition, operating expenses for the recent quarter included approximately $625,000 in professional fees related to The Knot's current litigation with WeddingChannel.com, Inc.
    "We were disappointed with e-commerce revenues which were down 20% during the quarter compared to the prior year." Mr. Liu said. "While site performance during the month of May was a factor in this decline, we are also seeing further competition developing online with respect to the sale of wedding supplies. These results reinforce the importance of implementing our new technology platform for e-commerce, which we currently expect to test launch by the end of the year. This platform will significantly improve the efficiency of the shopping process on our site and enhance our competitive position with respect to online merchandising."
    As of June 30, 2004, The Knot's cumulative membership reached over
5.1 million compared to the approximately 4.1 million in 2003. "Our focus is maximizing the lifetime value of our membership database," Mr. Liu said. "We have a loyal audience, and increasingly, they are staying with us through their first years of marriage. Average monthly page views for the second quarter of 2004, were 91 million, approximately 20% greater than the 76 million average monthly page views recorded for the comparable 2003 period. Of the total, approximately 70% of traffic to TheKnot is non-referred direct to its URL, www.theknot.com.

    Results for the Six Months Ended June 30, 2004

    For the six months ended June 30, 2004, The Knot reported net revenues of $20.7 million, and net income of $85,000 or $0.00 per basic and diluted share compared to net revenues of $18.8 million and net income of $576,000, or $0.03 per basic and diluted share in 2003.

    THE KNOT'S RECENT HIGHLIGHTS

    Consistent with the Company's strategy to tap into the potential of the local advertising markets, beginning in May 2004, The Knot launched the all-new THE KNOT Weddings(R) regional magazines. The sixteen new publications feature an updated design, the signature fresh voice of The Knot and best-of-class regional expertise. A new local resource directory at the back of each guide profiles hundreds of vendors, while the magazines work exclusively in tandem with TheKnot.com, allowing couples to tour reception venues, view portfolios of photographers portfolios and find essential wedding professionals.
    During the second quarter, The Knot's recognized wedding expert, Editor in Chief Carley Roney, was in the national broadcast spotlight with several high profile appearances including guiding engaged Star Jones, host of ABC's The View, through her myriad of wedding planning options, revealing fantasy looks for her wedding gown, bridesmaid dresses, photography and wedding websites. Carley also hosted a 25-city broadcast media tour profiling key trends covered in the new THE KNOT Weddings regional magazines. Connected via satellite to morning shows across the country, Carley revealed ways couples may incorporate color into their weddings from the gown, to the invitations, to the cake. The media tour generated over 1.7 million viewers.

    CONFERENCE CALL AND WEBCAST

    The Knot will host a conference call with investors at 4:30 p.m., ET on Thursday, August 12, 2004, to discuss its second quarter 2004 financial results. Participants should dial in 800-638-7172 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at http://www.theknot.com/au_corpoverview.shtml. To access the Web cast, participants should visit The Knot Web site at least 15 minutes prior to the conference call in order to download or install any necessary audio software.
    A replay of the Web cast will also be archived on The Knot Web site approximately 2 hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687.

    ABOUT THE KNOT, INC.

    The Knot, Inc. (OTCBB: KNOT.OB; www.theknot.com) is one of the world's leading wedding media and services companies, providing today's to-be-weds with comprehensive wedding planning information, interactive tools and other resources including extensive online wedding-related shopping. Its award-winning website, TheKnot.com, is the leading online wedding destination and wedding content provider to America Online and MSN.
    The Knot also offers a diverse collection of wedding-planning print publications. The Knot produces a national publication, The Knot Weddings Magazine, and publishes The Knot Weddings, regional wedding magazines in sixteen U.S. markets and The Knot Real Weddings in two additional markets. The Company also publishes a wedding-planning book trilogy with Random House's Broadway Books and a gift book series with Chronicle Books. The Knot is based in New York and has several other offices across the country.
    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry and (v) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.


                             The Knot Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                               June 30,   December 31,
                                                 2004         2003
                                             -------------------------
                                              (Unaudited)   (Audited)
 Assets
 Current assets:
   Cash and cash equivalents                     $22,467      $22,511
   Accounts receivable, net                        2,602        2,883
   Inventories                                     2,250        1,195
   Deferred production and marketing costs           352          318
   Other current assets                              685          747
                                             -------------------------
 Total current assets                             28,356       27,654

 Property and equipment, net                       2,030        2,006

 Intangible assets, net                            8,684        8,734
 Other assets                                        302          313
                                             -------------------------
 Total assets                                    $39,372      $38,707
                                             =========================

 Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable and accrued expenses          $6,003       $5,790
   Deferred revenue                                4,831        4,891
   Current portion of long-term debt                  40           40
                                             -------------------------
 Total current liabilities                        10,874       10,721
 Long term debt                                      196          196
 Other liabilities                                   502          490
                                             -------------------------
 Total liabilities                                11,572       11,407

 Stockholders' equity:
   Common stock                                      221          217
   Additional paid-in-capital                     74,944       74,533
   Accumulated deficit                           (47,365)     (47,450)
                                             -------------------------
 Total stockholders' equity                       27,800       27,300
                                             -------------------------
 Total liabilities and stockholders' equity      $39,372      $38,707
                                             =========================


                             The Knot Inc.
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)

                       Three months ended         Six months ended
                            June 30,                  June 30,
                    --------------------------------------------------
                        2004         2003         2004        2003
                    --------------------------------------------------
                    (Unaudited)  (Unaudited)  (Unaudited) (Unaudited)
Net revenues:
Sponsorship and
 advertising             $4,174       $2,912       $8,135      $5,771
Merchandise               4,013        5,022        7,233       8,799
Publishing and
 other                    2,696        2,209        5,293       4,239
                    --------------------------------------------------
Total net revenues       10,883       10,143       20,661      18,809

Cost of revenues          3,119        3,303        5,928       6,234
                    --------------------------------------------------

Gross profit              7,764        6,840       14,733      12,575

Operating expenses:
Product and content
 development              1,264        1,032        2,460       2,104
Sales and marketing       3,603        2,757        7,051       5,619
General and
 administrative           2,526        2,026        4,793       3,765
Non-cash
 compensation                 -           12            -          32
Depreciation and
 amortization               201          238          398         491
                    --------------------------------------------------
Total operating
 expenses                 7,594        6,065       14,702      12,011

Income from
 operations                 170          775           31         564

Interest and other
 income, net                 57           27          111          42
                    --------------------------------------------------

Income before
 income taxes               227          802          142         606
                    ==================================================

Provision for
 income taxes                45           30           57          30

Net income                 $182         $772          $85        $576
                    ==================================================

Basic earnings per
 share                    $0.01        $0.04        $0.00       $0.03
                    ==================================================
Diluted earnings
 per share                $0.01        $0.04        $0.00       $0.03
                    ==================================================


Weighted average
 number of common
 shares outstanding
  Basic              22,020,775   18,409,892   21,924,910  18,402,106
                    ==================================================
  Diluted            23,547,450   19,783,362   23,655,992  19,354,868
                    ==================================================


    CONTACT: Investor Relations:
             VMW Corporate & Investor Relations
             Vicki Weiner or Sylvia Dresner, 212-616-6161 info@vmwcom.com
              or
             Media Contact:
             The Knot Inc.
             Amy Shey Jacobs, 212-219-8555 Ext. 1246
             ashey@theknot.com